                                                                  EXHIBIT 10.54

                                                                      EXHIBIT H

                                                          Omega Holdings, Inc.
                                                          1205 Peters Drive
                                                          Waterloo, IA  50703
                                                          Phone (319) 235-5721
                                                          Fax     (319) 235-5820


                                November 3, 2000



BY CERTIFIED MAIL
RETURN RECEIPT REQUESTED
------------------------

Mr. Robert L. Moran
4014 Briarwood Road
Waterloo, Iowa 50613

Dear Robert:

     As we have discussed, your employment with Omega Holdings, Inc. (the "Company") will terminate as of August 1, 2000 (the "Separation Date"). Provided that you accept it, this letter (the "Agreement") contains the agreement between you and the Company concerning your severance arrangements, as follows:

    1. In signing this Agreement, you resign all positions and offices held by you with the Company and its Affiliates effective as of the Separation Date and you acknowledge receipt of all pay due to you for all work performed for the Company and its Affiliates through the Separation Date. You also acknowledge receipt of pay for all vacation time you had earned, but not used, as of the Separation Date, as reflected on the books of the Company. It is understood that the Company will take actions in reliance on your resignation and that it shall become irrevocable on the Effective Date (as defined in Section 16 below). As used in this Agreement, (a) "Affiliates" means each of Butler Capital Corporation, a New York corporation, Mezzanine Lending Associates I, II & III, L.P., Senior Lending Associates I & II, L.P., and any other entity with which the Company has a management or advisory contract or relationship, any direct or indirect investor in any of the foregoing entities, any entity in which any such entity has an investment, any officer or director of the Company, and any Person directly or indirectly controlling, controlled by or under common control with the Company (including, without limitation, Gilbert Butler), where control may be by either management authority or equity interest, and (b) "Person" means an individual, a corporation, a limited liability company, an association, a partnership (including, without limitation, a limited partnership), an estate, a trust and any other entity or organization.

2. In consideration of your acceptance of this Agreement and subject to your fully meeting your obligations under this Agreement:

          (a) The Company will provide you severance pay, in the form of salary continuation, at your current base rate of pay, for the period of 12 months following the Separation Date (the "Severance Pay Period"). Payments will be made in the form of salary continuation at the Company's regular payroll periods in accordance with the Company's regular payroll practices, beginning on the next regular payday following the Effective Date; provided, however, that any and all payments made to you by the Company after the Separation Date and prior to the Effective Date shall be credited against and shall reduce the amounts payable to you under this Section 2(a). Payments will be calculated at your final base rate of pay. If this Agreement takes effect after the Separation Date, the first payment will nonetheless be retroactive to the Separation Date.

          (b) If you elect to continue your participation in the Company's group medical and dental plans under applicable federal law ("COBRA") by signing and returning in a timely manner the election form that will be provided you, then, until the conclusion of the Severance Pay Period or, if earlier, until the date you cease to be eligible for participation under COBRA, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under the plans at the same rate that it has previously contributed to the premium cost of your coverage and that of your eligible dependents, provided you pay the remainder of the premium cost, at the rate that you have previously contributed to the premium cost of your coverage and that of your eligible dependents, by payroll deduction. After the Company's contributions end, you may continue coverage for the remaining 6 month COBRA period, if any, by paying the full premium cost plus a small administrative fee. The benefits of the plans are subject to the conditions and limitations of the plans themselves and any disputes concerning eligibility for, or payment of benefits under, the plans shall be settled in accordance with the terms thereof and neither the Company nor any of its Affiliates shall be liable to you, your heirs or beneficiaries, or anyone else claiming through you, for payment of benefits under the plans.

          (c) Within 90 days after receipt by the Company of its audited financial statements for the fiscal year ended December 30, 2000 (such date being selected by the Company and being referred to herein as the "Repurchase Date"), the Company will repurchase, and you agree to sell to the Company, on the Repurchase Date, all of the shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company, and options to purchase shares of Common Stock of the Company, originally issued to you, which shares and options are listed on Schedule I attached hereto (the "Management Shares"). The Company will repurchase the Management Shares on the

     Repurchase Date at a price per share equal to the fair market value on December 30, 2000, as determined in good faith by the Board of Directors of the Company, less any applicable exercise price associated with such Management Shares. Payment for the Management Shares will be by a combination of cash and the delivery of a call note in substantially the form attached hereto as Exhibit A (the "Call Note"). The Company will pay you cash equal to the amount permitted to be paid for repurchases of equity securities of the Company on such Repurchase Date, as determined by reference to the Indenture dated as of July 24, 1997, as supplemented and amended, among Omega Cabinets, Ltd., Home Crest Corporation, Panther Transport, Inc. and the Chase Manhattan Bank, as trustee. The cash portion of the purchase price will be paid by wire transfer in immediately available funds in accordance with the wire transfer instructions provided by you in writing to the Company prior to the Repurchase Date (the "Bank Account").

          (d) Set forth in Exhibit B attached hereto, are the Company's financial targets for the fiscal year ended December 30, 2000 (the "Financial Targets") and the percentage of the target bonus that will become payable upon the Company meeting each such Financial Target. If the Company meets the Financial Targets, as evidenced by reference to the Company's final internal financial statements for the fiscal year ended December 30, 2000 prepared by the Company in accordance with past practices (the "Company Financial Statements"), the Company will pay to you at the same time that it makes payments to active management with respect to amounts payable for meeting the Financial Targets, but in no event later than March 31, 2001, the bonus corresponding to such Financial Target, as set forth on Exhibit B. The bonus will be paid by wire transfer of immediately available funds to the Bank Account in full and complete satisfaction of any and all amounts due or owing to you as a bonus for the fiscal year ended December 30, 2000 and in lieu of any obligations to grant to you at any time after the Effective Date any options to purchase shares of the Company's Common Stock.

          (e) If the Company does not meet or exceed the Financial Targets as evidenced by reference to the Company Financial Statements, the Company will not, and will have no obligation under Section 2(d) to, pay to you any of the amounts described in Section 2(d).

          (f) You hereby represent and warrant to the Company that other than the Management Shares set forth on Schedule I attached hereto, you own no equity interest in the Company and have no right to acquire any such interest. Concurrently with returning this Agreement to the Company, you hereby agree to deliver to Ropes & Gray at the address set forth below its name in Section 15, the original Option Certificates dated April 24, 1998, March 26, 1999 and January 27, 2000 and referenced in Schedule I, the original Option Letter dated March 5, 1998 and the original Receipt dated April 29, 1998 acknowledging the exchange of the Option Letter dated March 5, 1998 for the Option Certificate dated April 24, 1998, each in substantially the form attached hereto as Exhibit C, each to be held in escrow on your behalf until the Repurchase Date, together with irrevocable instructions and consent to the transfer to the Company of all of the Management Shares referenced in Schedule I in accordance with the terms of this Agreement, including irrevocable instructions to Bancone & Company, as successor trustee to the American National Bank and Trust Company of Chicago (the "Rabbi Trustee") under the Rabbi Trust Agreement dated as of June 13, 1997 by and between the Company and the American National Bank and Trust Company of Chicago, regarding such transfer, all such instructions and consents to be substantially in the forms attached hereto as Exhibit D.

          3. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

          4. You agree that the payments provided under Section 2 of this Agreement are in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you from the Company for services rendered by you to the Company or otherwise. You will not continue to earn vacation or other paid time off after the Separation Date and except as expressly provided in Section 2(b), your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.

          5. Your obligations under the Non-Competition Agreement dated as of June 13, 1997 among Omega Merger Corp., a Delaware corporation ("Merger Corp") and you, a copy of which is attached hereto as Exhibit E (the "Non-Competition Agreement"), shall remain in full force and effect in accordance with its terms, including without limitation your obligation not to disclose confidential information of the Company and its Affiliates and your obligation not to solicit the employees, clients and active prospects of the Company as provided therein. As you know, Merger Corp. merged with and into the Company on June 13, 1997 and your obligations to Merger Corp. are obligations to the Company.

          6. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

          7. You agree that you will continue to support the good reputation of the Company in the community; that you will not disparage the Company or any of the people or organizations connected with it; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or any of its Affiliates or otherwise harm their interests or reputation. You further agree to cooperate fully with the Company to assure a smooth transition of your duties and responsibilities.

          8. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. In addition, you agree to execute and deliver all other documents reasonably requested by the Company in connection with consummation of the transactions contemplated hereby.

          9. In signing this Agreement, you give the Company assurance that you have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its Affiliates, and all keys and other property of the Company and its Affiliates, in your possession or control. Recognizing that your employment with the Company has terminated, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation their electronic mail systems.

          10. In order to be certain that this Agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth in Section 12 below and, in that regard, encourages you to seek the advice of an attorney before signing this Agreement.

          11. This Agreement contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only the Non-Competition Agreement. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

          12.  Release of Claims
          (a) In exchange for the special severance pay and benefits provided you under this Agreement, and for other good and valuable consideration the receipt of which is hereby acknowledged, you, on your own behalf and on behalf of each Person who is or was or may become a beneficiary, heir, executor, administrator, legatee, devisee, representative, or assign, and all others connected with you (each a "Moran Affiliate"), hereby release and forever discharge the Company and its Affiliates, and each Person who is or was or may become an officer, director, shareholder, employee, agent, general or limited partner, advisory board member, representative, predecessor, successor, or assign of the Company or any of its Affiliates and all others connected with any of them, both individually and in their official capacities (each a "Released Party" and collectively, the "Released Parties"), from liability for any and all causes of action, rights and claims, of whatever type or description, in law and in equity (collectively, the "Claims"), which you have ever had in the past, now have, or might now have, through the date you sign this Agreement, including without limitation (i) Claims in any way arising out of or connected with your relationship with the Company as an officer, director, employee, shareholder, or optionholder or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the states in which you have provided services to the Company or its Affiliates, or any other federal, state or local employment law, regulation or other requirement, and (ii) Claims relating to the purchase, ownership or sale of the capital stock of the Company, excluding only the Surviving Claims (as hereinafter defined). Without limiting the foregoing in any fashion, you acknowledge and agree that by executing this Agreement you hereby waive any rights, statutory or otherwise, to any Claims (other than Surviving Claims) that you do not know or suspect to exist at the time of executing this Agreement.

          (b) Nothing contained in this Agreement shall operate to release or discharge the Company or any of the other Released Parties of or from or otherwise affect any of your rights in respect of any Claim arising out of or relating to the performance of the Company's obligations under Section 2 of this Agreement (the "Surviving Claim").

          (c) You further represent and warrant to the Company and to each other Released Party, on your own behalf and on behalf of each of the Moran Affiliates, that neither you nor any of the Moran Affiliates have made or suffered to be made or will make any assignment or transfer of any Claim (other than a Surviving Claim).

     13. It is expressly understood and agreed that, if the Company reasonably determines that you have materially violated any of your obligations under this Agreement, including without limitation, (i) the failure to deliver to the Company prior to the Effective Date the Management Shares (other than stock certificate number 113 representing 340 shares of the Company's Common Stock held by the Rabbi Trustee for your benefit) and the irrevocable instructions and consents regarding the transfer of the Management Shares to the Company as contemplated by this Agreement, or (ii) a breach of the Non-Competition Agreement, the Company, in addition to any other remedies to which it may be entitled by law or in equity, shall be entitled to reimbursement, upon demand, of all sums paid to you or on your behalf under this Agreement and the Company shall have no further obligation to you thereafter. You agree not to contest your obligation to make reimbursement pursuant to such demand. It is further expressly understood and agreed that reimbursement by you pursuant to this
Section 13 shall not relieve you of any of your other obligations under this Agreement.

     14. In signing this Agreement, you give the Company assurance that you have signed it freely and voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with any of the persons referenced in Section 6 of this Agreement before signing it. In addition, by signing this Agreement, you represent and affirm that you have not relied on any promises or representations, written or oral, express or implied, by anyone connected with the Company or any of its Affiliates that are not set forth expressly in this Agreement.

     15. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or, if sent by certified or registered mail, postage and charges prepaid, return receipt requested, when deposited in a United States mailbox, or one days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

     (i)  If to the Company, to:

          Omega Holdings, Inc.
          1205 Peters Drive
          Waterloo, IA  50703
          Attention:  President

     with a copy to:

          Butler Capital Corporation
          767 Fifth Avenue
          New York, NY  10153
          Attention:  Donald E. Cihak

     and a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Attention:  Craig E. Marcus, Esq.

     (ii)  If to Robert L. Moran, to you at:

          Mr. Robert L. Moran
          4014 Briarwood Road
          Waterloo, Iowa 50613

or to such other address as may have been furnished by any party to the other party and actually received.

     16. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing, provided that you do so in writing. If you do not revoke it, then, at the expiration of that seven-day period (such date being the "Effective Date"), this Agreement will take effect as a legally-binding agreement between you and the Company on the basis set forth above.
This Agreement may only be amended by a writing signed by you and an expressly authorized representative of the Company. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

                              Sincerely,

                              OMEGA HOLDINGS, INC.



                              By:    /s/ John S. Horton
                                   --------------------------
                              Name:    John S. Horton
                              Title:  Chief Financial Officer

Accepted and agreed:


/s/ Robert L. Moran
-------------------
Robert L. Moran

Dated:  November 3, 2000

                                   SCHEDULE I

                               Management Shares


1. Stock Certificate No. 65 representing 450 shares of the Company's Common Stock, a copy of which is attached hereto as part of Exhibit C.

2. Stock Certificate No. 113 representing 340 shares of the Company's Common Stock held for the benefit of Robert L. Moran by Bancone & Company, as trustee.

3.   Option Certificate dated April 24, 1998 representing an option to purchase
     32.7538 shares of the Company's Common Stock at an exercise price per share equal to $1,000, a copy of which is attached hereto as part of Exhibit C.

4.   Option Certificate dated March 26, 1999 representing an option to purchase
     92.8521 shares of the Company's Common Stock at an exercise price per share equal to $1,000, a copy of which is attached hereto as part of Exhibit C.

5. Option Certificate dated January 27, 2000 representing an option to purchase 146.0387 shares of the Company's Common Stock at an exercise price per share equal to $1,000, a copy of which is attached hereto as part of Exhibit C.

                                FIRST AMENDMENT
                                      TO
                              SEVERANCE AGREEMENT



     This First Amendment (this "Amendment") to that certain Severance Agreement dated as of November 3, 2000 (the "Severance Agreement") by and between Robert
L. Moran and Omega Holdings, Inc. (the "Company") is entered into as of this 30th day of November 2000 by and between Robert L. Moran and the Company.
Terms used and not defined herein shall have the meanings ascribed to such terms in the Severance Agreement.

     The Severance Agreement is hereby amended to the extent set forth below, such amendment to be effective upon the execution hereof by the Company and Robert L. Moran. All other provisions of the Severance Agreement shall remain in full force and effect.

     1. Equity Repurchase. The equity repurchase provision set forth in Section 2(c) of the Severance Agreement is hereby amended to read in its entirety as follows:

            On Friday, December 1, 2000, (the "First Repurchase Date") the Company will repurchase, and you agree to sell to the Company, 450 shares of Common Stock $.01 par value per share (the "Common Stock") represented by stock certificate number 65. The Company will repurchase the 450 shares represented by stock certificate number 65 on the First Repurchase Date at a price per share equal to $2,412 per share, which represents the fair market value on September 30, 2000. Payment for the 450 shares represented by stock certificate number 65 will be by a combination of $468,056.70 in cash and by cancellation of $676,245.59 of indebtedness, owed by you to the Company pursuant to the promissory note issued by you to the Company on February 26, 1999 (the "Promissory Note").

            Within 90 days after receipt by the Company of its audited financial statements for the fiscal year ended December 30, 2000 (such date being selected by the Company and being referred to herein as the "Second Repurchase Date"), the Company will repurchase, and you agree to sell to the Company, on the Second Repurchase Date, 340 shares of Common Stock of the Company represented by stock certificate number 113 held for your benefit by Bancone & Company, as trustee, and options to purchase an aggregate of 271.6446 shares of Common Stock of the Company, originally issued to you and represented by the Option Certificates dated February 24, 1998, March 26, 1999 and January 27, 2000 (the "Options"). The Company will repurchase the 340 shares represented by stock certificate number 113 and the Options on the Second Repurchase Date at a price per share equal to the fair market value on December 30, 2000, as determined in good faith by the Board of Directors of the Company, less any applicable exercise price associated with such shares and options. Payment for the 340 shares represented by stock certificate number 113 and the Options will be by a combination of cash and the delivery of a call note in substantially the form attached hereto as Exhibit A (the "Call Note"). The Company will pay you cash equal to the amount permitted to be paid for repurchases of equity securities of the Company on such Second Repurchase Date, as determined by reference to the Indenture dated as of July 24, 1997, as supplemented and amended, among Omega Cabinets, Ltd., Home Crest Corporation, Panther Transport, Inc. and the Chase Manhattan Bank, as trustee (the "Indenture"). The cash portion of the purchase price will be paid by wire transfer in immediately available funds in accordance with the wire transfer instructions provided by you in writing to the Company prior to the Repurchase Date (the "Bank Account"). The Call Note will mature on the date set forth in such Call Note. The Company will use its commercially reasonable efforts to repay the Call Note no later than October 29, 2001 or such later date as the Company is permitted to repay the Call Note, after giving effect to the restrictions on the repurchases of equity securities of the Company set forth in the Indenture.

     2. Miscellaneous. The Severance Agreement is confirmed as being in full force and effect. This Amendment and the Severance Agreement constitute the entire agreement between the parties hereto, and supersede any and all prior communications, agreements and understandings, written or oral.

       IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Severance Agreement as of the date first above written.


                                            OMEGA HOLDINGS, INC.



                                            By: /s/ John S. Horton
                                               ---------------------------
                                            Name:   John S. Horton
                                            Title:  Chief Financial Officer


                                            /s/ Robert L. Moran
                                            ------------------------------
                                            Robert L. Moran